Exhibit 3.2

BY-LAWS

OF

TENNECO INC.

AS AMENDED OCTOBER 11, 2016

ARTICLE I

PLACE OF STOCKHOLDER MEETINGS

Section 1. All meetings of the stockholders of the corporation shall be held at such place or places, if any, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors of the corporation (the “Board”), or as shall be specified or fixed in the respective notices or waivers of notice thereof. The term “Board” shall include any committee of the Board to which the Board has delegated any of its authority.

ANNUAL MEETING

Section 2. The Annual Meeting of Stockholders shall be held on such date and at such time as may be fixed by the Board and stated in the notice thereof, for the purposes of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these By-Laws. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

SPECIAL MEETING

Section 3. Subject to the rights of the holders of any series of preferred stock, par value $.01 per share, of the corporation (the “Preferred Stock”) to elect additional directors under specified circumstances, special meetings of the stockholders shall be called by the Board. The business transacted at a special meeting shall be confined to the purpose or purposes specified in the notice thereof. Special meetings shall be held at such date and at such time as the Board may designate. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

NOTICE OF MEETING

Section 4. Unless otherwise provided by law, the Restated Certificate of Incorporation of the corporation (the “Restated Certificate of Incorporation”) or these By-Laws, notice of each meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting of stockholders, the purpose or purposes thereof, shall be given not less than ten nor more than sixty days before the date of such meeting to each stockholder entitled to notice of the meeting. Except as otherwise required by statute, no publication of any notice of a meeting of stockholders shall be required. Notices are deemed given by the corporation (i) if by mail, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation, or, if a stockholder shall have filed with the Secretary a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address; (ii) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (iii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive such notice; (iv) if by posting on an electronic network together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting; and (v) if by any other form of electronic transmission, when directed to the stockholder as required by law and, to the extent required by applicable law, in the manner consented to by the stockholder. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the corporation giving the notice, shall be prima facie evidence of the giving of such notice. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 233 of the Delaware General Corporation Law. Any previously scheduled meeting of stockholders may be postponed by resolution of the Board upon public notice given prior to the time previously scheduled for such meeting of stockholders.

QUORUM

Section 5. Unless otherwise provided by statute, the holders of a majority of the votes entitled to be cast at the meeting, present either in person or by proxy, shall constitute a quorum at such meeting. The Secretary of the corporation or in his absence an Assistant Secretary or an appointee of the presiding officer of the meeting, shall act as the Secretary of the meeting.

VOTING

Section 6. Except as otherwise provided by law or the Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting shall be entitled to one vote, in person or by proxy, for each share held of record on the record date fixed as provided in Section 4 of Article V of these By-Laws for determining the stockholders entitled to vote at such meeting.

At all meetings of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if, as of the 10th day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 6, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

All matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Elections of directors need not be by written ballot; provided, however, that by resolution duly adopted by the Board, a vote by written ballot may be required.

PROXIES

Section 7. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering an instrument revoking the proxy to the Secretary of the corporation or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the corporation. In order for the shares represented by proxy to be voted at a meeting of stockholders, proxies shall be delivered to the Secretary of the corporation or his representative at or before the time of such meeting.

INSPECTORS

Section 8. The Inspector or Inspectors for each meeting of stockholders shall be appointed by the Board before the meeting, or, if not so appointed, by the chairman of the meeting, and shall be sworn to the faithful performance of their duties. If any of the Inspectors previously appointed shall fail to attend or refuse or be unable to serve, substitutes shall be appointed by the chairman of the meeting. In the event there is more than one Inspector for any meeting, a majority of the Inspectors for that meeting shall have power to make any decision of the Inspectors. The Inspector or Inspectors so appointed shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the Inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such Inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the Inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an Inspector at such election.

CONDUCT OF MEETINGS

Section 9. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ADVANCE NOTICE

Section 10. A. Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (a) pursuant to the corporation’s notice of meeting (or any supplement thereto); (b) by or at the direction of the Board; (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 10 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures and conditions set forth in this Section 10 as to such nomination or other business; or (d) by any Eligible Stockholder (as defined in Section 12 below) whose Stockholder Nominee (as defined in Section 12 below) is included in the corporation’s proxy materials for the relevant annual meeting; clauses (c) and (d) shall be the exclusive means for a stockholder to make director nominations, and clause (c) shall be the exclusive means for a stockholder to submit proposals for other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement that has been prepared to solicit proxies for such annual meeting) before an annual meeting of stockholders.

(2) For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 10, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, for nomination pursuant to clause (c) of paragraph (A)(1) of this Section 10, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). To be timely for nominations pursuant to clause (d) of paragraph (A)(1) of this Section 10, such notice must be delivered in accordance with the requirements of Section 12. In no event shall adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Any such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director of the corporation: (i) all information relating to such person that would be required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected for the full term for which the nominee is elected, and a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or any other person or persons (including their names) acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or any other person or persons (including their names) acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (iv) any information that such person would be required to disclose pursuant to Section 10(A)(2)(b)(ii) if such person were a stockholder purporting to make a nomination or propose business pursuant to Section 10(A)(1)(c) and (v) an undertaking to notify the corporation in writing of any change in the information called for by clauses (i), (ii), (iii) and (iv) as of the record date for such meeting, by notice received by the Secretary at the principal executive offices of the corporation not later than the tenth day following such record date. The corporation may also, as a condition of any such nomination being deemed properly brought before an annual meeting, require any proposed nominee to furnish (i) any information required pursuant to any undertaking delivered pursuant to this Section 10(A)(2) and (ii) such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (consistent with the rules of the Securities and Exchange Commission and with any director independence standards set forth in the corporation’s Corporate Governance Principles) or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) (A) the class or series and number of shares of capital stock of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, if any; (B) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and such beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (C) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and such beneficial owner, if any, has a right to vote any shares of any security of the corporation; (D) any short interest in any security of the corporation (for purposes of this provision, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the corporation owned beneficially by such stockholder and such beneficial owner, if any, that are separate or separable from the underlying shares of the corporation; (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and such beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, all such information to be provided as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s and such beneficial owner’s, if any, immediate family sharing the same household (which information shall be supplemented by such stockholder and such beneficial owner, if any, not later than ten days after the record date for the annual meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal of other business and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation (A) that the stockholder is a holder of record of stock of the corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business or nomination, and (B) whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and (v) an undertaking by the stockholder and beneficial owner, if any, to notify the corporation in writing of any change in the information called for by clauses (i), (ii), (iii) and (iv) as of the record date for such meeting, by notice received by the Secretary at the principal executive offices of the corporation not later than the tenth day following such record date; (c) if the notice relates to any business other than the nomination of a director or directors that the stockholder proposes to bring before the annual meeting, set forth, (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest of such stockholder and beneficial owner, if any, in such business, and (ii) a description of all agreements, arrangements, and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) acting in concert therewith in connection with the proposal of such business by such stockholder.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 10 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 10 and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such special meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 10 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 10. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 10 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

C. General. (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures and have satisfied the conditions set forth in this Section 10 shall be eligible to be elected as directors at an annual or special meeting of stockholders of the corporation and, if properly elected, to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty: (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(b)(iv) of this Section 10) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this By-Law, to be considered a qualified representative of the stockholder, a person must be (i) a duly authorized officer, manager, or partner of such stockholder or (ii) authorized, by a writing executed by such stockholder or an electronic transmission delivered by such stockholder, to act for such stockholder as proxy at the annual or special meeting and such person attending the meeting must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting.

(2) For purposes of this Section 10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 10; provided, however, that any references in these By-Laws to the Exchange Act or to the rules or regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to any nominations or proposals as to any other business to be considered pursuant to this By-Law. Nothing in this Section 10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

Section 11. Director Qualification: Submission of Questionnaire, Representation, and Agreement. (1) To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 10 or Section 12, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request), that such person (a) is not and will not become a party to (i) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question or issues or questions generally (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law and (b) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable law and with the corporation’s Corporate Governance Principles and Code of Conduct, as well as all other applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(2) The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve either as a director of the corporation or as an independent director of the corporation (consistent with the rules of the Securities and Exchange Commission and with any director independence standards set forth in the corporation’s corporate governance), or that in the Board’s discretion could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee.

Section 12. Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials. A. Subject to the provisions of these By-Laws, the corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders, the name of, and shall include in any such proxy statement the Additional Information (as defined below) relating to, any eligible person nominated for election as a director of the corporation (a “Stockholder Nominee”) by any stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 12 (such person or group, an “Eligible Stockholder”) and that includes in the written notice required by this Section 12 (the “Notice of Proxy Access Nomination”) a written statement electing to have its nominee included in the corporation’s proxy materials. For purposes of this Section 12, “Additional Information” shall consist of (1) information concerning the Stockholder Nominee and the Eligible Stockholder that the corporation determines is required to be disclosed in the corporation’s proxy statement by Section 14 of the Exchange Act and/or the rules and regulations promulgated thereunder and (2) if the Eligible Stockholder so elects, a statement set forth in the Notice of Proxy Access Nomination for inclusion in the proxy statement in support of such nomination (subject, without limitation, to Section 12(F)).

B. The corporation shall not be required to include in any proxy materials for an annual meeting of stockholders a number of Stockholder Nominees greater than 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to this Section 12 (the “Proxy Access Nomination Deadline”), rounded down to the nearest whole number but not less than two (the “Maximum Number of Nominees”). Notwithstanding the foregoing, the Maximum Number of Nominees shall be reduced by the number of (1) Stockholder Nominees that are subsequently withdrawn or that the Board itself decides to nominate at such annual meeting of stockholders, (2) incumbent directors who were Stockholder Nominees at any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board, and (3) director candidates for which the corporation shall have received a notice (whether or not subsequently withdrawn) pursuant to clause (c) of paragraph (A)(1) of Section 10 hereof that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders and such stockholder does not expressly elect at the time of providing the notice to have its nominee included in the Corporation’s proxy materials pursuant to this Section 12. In the event that one or more vacancies for any reason occurs on the Board after the Proxy Access Nomination Deadline but prior to the date of the annual meeting of stockholders, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number of Nominees shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the Maximum Number of Nominees, each Eligible Stockholder shall select one Stockholder Nominee for inclusion in the corporation’s proxy statement until the Maximum Number of Nominees is reached, going in the order of the amount (greatest to least) of voting power of the corporation’s common stock entitled to vote on the election of directors beneficially owned by each such Eligible Stockholder as disclosed in the Notice of Proxy Access Nomination submitted to the corporation. If the Maximum Number of Nominees is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Maximum Number of Nominees is reached. If any Stockholder Nominee selected pursuant to such determination later (i) withdraws from the election (or his or her nomination is withdrawn by the Eligible Stockholder) or (ii) is determined not to satisfy the requirements of this Section 12, no other nominee or nominees (other than any Stockholder Nominees already determined to be included in the corporation’s proxy materials who continue to satisfy the requirements of this Section 12) shall be included in the corporation’s proxy materials or otherwise be eligible for election pursuant to this Section 12.

C. In order to make and sustain a nomination pursuant to this Section 12 and in order for such nomination to be voted upon, an Eligible Stockholder must have owned at least 3% of the Corporation’s outstanding common stock as of the most recent date for which the total number of outstanding shares of the corporation’s common stock is disclosed in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Notice of Proxy Access Nomination (the “Required Shares”) continuously for a period of three years as of both the date the Notice of Proxy Access Nomination is received by the Secretary in accordance with this Section 12 and the record date for determining the stockholders eligible to vote at the annual meeting of stockholders, and must continue to own the Required Shares through the annual meeting date. Each of the stockholders in a group collectively comprising an Eligible Stockholder must also have been a stockholder continuously during such three year periods. For purposes of this Section 12, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the corporation’s common stock as to which the stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (a) sold by or on behalf of such stockholder or any of its affiliates in any transaction that has not yet settled or closed, including any short sale, (b) borrowed by or on behalf of such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (c) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by or on behalf of such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or any of its affiliates.

Notwithstanding the foregoing, an Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has (1) loaned such shares, provided that such stockholder has the power to recall such shares on not more than five business days’ notice, has recalled such loaned shares as of the record date for the annual meeting of stockholders (and holds any voting power over such shares) and holds such shares (and voting power) through the date of the annual meeting of stockholders or (2) delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement, provided that such stockholder has the power to revoke such delegation at any time without condition and has revoked such delegation as of the record date for the annual meeting of stockholders. The terms “owned,” “ownership,” “owning” and other variations of the word “own” shall have correlative meanings.

D. For the purpose of calculating the number of stockholders that constitutes an “Eligible Stockholder” for purposes of this Section 12, a group of funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer, or (3) a “group of investment companies,” as such term is defined in Section 11(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, (or any successor rule) (a “Qualifying Fund”) shall be treated as one stockholder, provided that (a) each fund included with a Qualifying Fund otherwise meets the requirements set forth in this Section 12 and (b) such group of funds shall provide, together with the Notice of Proxy Access Nomination, documentation evidencing such group’s status as a Qualifying Fund. No stockholder, alone or together with any of its affiliates, may be a member of more than one group constituting an

Eligible Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership of shares of common stock of the corporation. In the event of a nomination pursuant to this Section 12 by a group of stockholders, each provision in this Section 12 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet any other conditions; provided, however, that the requirement to own the Required Shares shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from, or be deemed ineligible to participate in, a group constituting an Eligible Stockholder at any time prior to the annual meeting of stockholders, such group shall only be deemed to own the shares held by the remaining members of the group. A breach of any obligation, agreement, representation or warranty under this Section 12 by any member of a group constituting an Eligible Stockholder shall be deemed a breach by all members of the group constituting the Eligible Stockholder.

E. To be timely, the Eligible Stockholder must, not earlier than the close of business on the one hundred and fiftieth day and not later than the close of business on the one hundred and twentieth day prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting of stockholders, deliver to the Secretary at the principal executive offices of the corporation the Notice of Proxy Access Nomination; provided, however, that in the event that there was no annual meeting of stockholders held in the previous year or the date of the annual meeting of stockholders is more than thirty days before or after the first anniversary of the most recent annual meeting of stockholders, the Notice of Proxy Access Nomination to be timely must be so delivered not earlier than the close of business on the one hundred and fiftieth day prior to such annual meeting of stockholders and not later than the close of business on the later of the one hundred and twentieth day prior to such annual meeting of stockholders and the tenth day following the day on which public announcement of the date of such annual meeting of stockholders is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting of stockholders (or any public announcement thereof) commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination. To be in proper form, the Notice of Proxy Access Nomination shall set forth or be submitted with the following:

(1) A copy of the Schedule 14N relating to the Stockholder Nominee that has been or concurrently is filed with the Securities and Exchange Commission in accordance with Rule 14a-18 under the Exchange Act (or any successor rule thereto);

(2) Written notice of nomination of the Stockholder Nominee, which notice includes the following additional information, agreements, representations and warranties by the Eligible Stockholder: (a) all information required from nominating stockholders and stockholder nominees with respect to the nomination of directors pursuant to Section 10(A)(2)(a) and (b) hereof, as if the nomination of the Stockholder Nominee were being submitted pursuant to Section 10(A)(1)(c) hereof; (b) the details of any relationship that existed within the three years preceding the submission of the Notice of Proxy Access Nomination and that would have been required to be described pursuant to Item 6(e) of Schedule 14N (or any successor item) if such relationship existed on the date of the submission of the Schedule 14N; (c) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or any beneficial owner, if any, on whose behalf the nomination is made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (d) the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates) or significant supplier or customer of the corporation within the three years preceding the submission of the Notice of Proxy Access Nomination; (e) a representation and warranty that the Eligible Stockholder (i) acquired the Required Shares in the ordinary course of business and neither acquired, nor is holding, such shares for the purpose or with the effect of influencing or changing control of the corporation, (ii) has not engaged in, and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting of stockholders, other than with respect to nominees of such Eligible Stockholder or the Board, (iii) has not nominated and will not nominate for election to the Board any person other than the Stockholder Nominee(s), (iv) agrees to comply with all laws, rules and regulations applicable to the use, if any, of soliciting material, (v) will provide facts, statements and other information in all communications with the Company and its stockholders that are or will be, as applicable, true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (vi) meets the eligibility requirements set forth in these By-Laws and (vii) will maintain qualifying ownership of the Required Shares at least through the date of the annual meeting of stockholders; (f) a representation that, within five business days after each of the date of the Notice of Proxy Access Nomination and the record date for the annual meeting of stockholders, the Eligible Stockholder will provide documentary evidence from each record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) evidencing the continuous ownership by the Eligible Stockholder of the Required Shares for at least three years as of the date of the Notice of Proxy Access Nomination and the record date, respectively; (g) a representation that the Stockholder Nominee: (i) qualifies as independent (including with respect to all committees of the Board) under the listing standards and rules of each exchange upon which the corporation’s common stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing independence of the corporation’s directors; (ii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (iii) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (iv) meets the director qualification requirements set forth in Section 11 of these By-Laws and in the corporation’s publicly-released Corporate Governance Principles; and (v) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee; (h) a representation that the Schedule 14N relating to the Stockholder Nominee and provided in accordance with Section 12(E)(1) is accurate and complete, and fully complies with the requirements of Schedule 14N under the Exchange Act;

and (i) a representation and warranty that the Stockholder Nominee’s candidacy will not and, if elected, the Stockholder Nominee’s membership on the Board would not, violate applicable state or federal law or the listing standards or rules of any exchange upon which the corporation’s common stock is listed;

(3) An executed agreement pursuant to which the Eligible Stockholder agrees: (a) to comply with all applicable laws, rules, regulations and listing standards in connection with the nomination, solicitation and election of the Stockholder Nominee; (b) to file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (c) to refrain from distributing any form of proxy for the annual meeting of stockholders other than the form distributed by the corporation; (d) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Eligible Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including the Notice of Proxy Access Nomination; (e) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to any nomination, solicitation, or other activity by the Eligible Stockholder in connection with its efforts to elect a Stockholder Nominee pursuant to this Section 12; and(f) in the event that any information included in the Notice of Proxy Access Nomination, or any other communication by the Eligible Stockholder (including with respect to any group member), with the corporation, its stockholders or any person in connection with the nomination or election of directors ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Eligible Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 12(C), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 12;

(4) An executed agreement pursuant to which the Stockholder Nominee (a) agrees to the irrevocable resignation required by Section 1 of Article II of these By-Laws and (b) consents to being named in the corporation’s proxy statement and form of proxy (and will not agree to be named in any other person’s proxy statement or form of proxy with respect to the annual meeting of stockholders) as a nominee and to serving as a director of the corporation if elected for the full term for which the nominee is elected, and represents and agrees that such Stockholder Nominee meets the director qualification requirements set forth in Section 11 of these By-Laws;

(5) If desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s candidacy, provided that such statement (a) shall not exceed 500 words, (b) shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9, and (c) is provided at the same time as the relevant Notice of Proxy Access Nomination; and

(6) In the case of a nomination by a group constituting an Eligible Stockholder, the designation by all group members of one group member as the exclusive member to interact with the corporation on behalf of and bind all members of the group for purposes of this Section 12 and to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

The information, statements, representations, undertakings, agreements, documents and other obligations required by this Section 12(E) shall be provided (i) with respect to and executed by each group member, in the case of a group, and (ii) with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Eligible Stockholder or group member that is an entity. The Notice of Proxy Access Nomination shall be deemed submitted on the date on which all information and documents referred to in this Section 12(E) (other than such information and documents explicitly contemplated in this Section 12(E) to be provided after the date the Notice of Proxy Access Nomination) have been delivered to, or, if sent by mail, received by the Secretary at the principal executive offices of the corporation. Notwithstanding any other provision of these By-Laws, the corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the corporation with respect to the foregoing.

F. Notwithstanding anything to the contrary, the corporation may omit from its proxy materials any information not timely provided in accordance with these By-Laws or any information that is provided pursuant to this Section 12, including all or any portion of the statement in support of the Stockholder Nominee included in the Notice of Proxy Access Nomination, to the extent that: (1) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (2) the inclusion of such information in the proxy materials would otherwise violate any applicable law, rule or regulation.

G. Notwithstanding anything to the contrary in this Section 12, the Corporation shall not be required to include in its proxy materials any Stockholder Nominee or information concerning such Stockholder Nominee, nor shall a vote be required to occur with respect to any such Stockholder Nominee at any such meeting (notwithstanding that proxies in respect of such vote may have been received by the corporation), if: (1) the Stockholder Nominee or the Eligible Stockholder has engaged in or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) in support of the election of any individual as a director at the annual meeting of stockholders other than a nominee of the Board and other than a nominee of such Eligible Stockholder as permitted by this Section 12; (2) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) in support of the election of any individual as a director at the annual meeting of stockholders other than a nominee of the Board and other than a nominee of such Eligible Stockholder as permitted by this Section 12; (3) the Stockholder Nominee’s nomination or election to the Board would cause the corporation to be in violation of the corporation’s By-Laws or Certificate of Incorporation, the listing standards or rules of any exchange upon which the corporation’s common stock is listed, or any applicable law, rule or regulation; (4) the Stockholder Nominee was nominated for election to the Board pursuant to this Section 12 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or unavailable or did not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or by proxy and entitled to vote at such meeting; (5) the Stockholder Nominee is or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or any other applicable competition law; (6) the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in Section 12(C), any of the representations and warranties made in the Notice of Proxy Access Nomination is not or ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board, or any violation or breach occurs of the obligations, agreements, representations or warranties of the Eligible Stockholder or the Stockholder Nominee under this Section 12; or (7) the Eligible Stockholder or, in the case of a nomination by a group, the designated lead group member, fails to appear at the annual meeting of stockholders to present any nomination submitted by such stockholder or group pursuant to this Section 12.

Notwithstanding the foregoing, if any of the conditions set forth in clause (1) are satisfied, then no Stockholder Nominees shall be included in the proxy materials and no Stockholder Nominee shall be eligible or qualified for director election. In addition, any Eligible Stockholder (or any member of a group constituting an Eligible Stockholder) whose Stockholder Nominee is elected as a director at an annual meeting of stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the following two annual meetings, other than the nomination of any such previously elected Stockholder Nominee.

H. The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 12 and to make any and all determinations necessary or advisable to apply this Section 12 to any persons, facts or circumstances, including the power to determine (1) whether a person or group of persons qualifies as an Eligible Stockholder; (2) whether outstanding shares of the corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 12; (3) whether any and all requirements of this Section 12 have been satisfied, including a Notice of Proxy Access Nomination; (4) whether a person satisfies the qualifications and requirements to be a Stockholder Nominee; and (5) whether inclusion of the Additional Information in the corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be conclusive and binding on all persons, including the corporation and all record or beneficial owners of stock of the corporation. This Section 12 shall be the exclusive means for stockholders to include nominees for election as a director of the corporation in the corporation’s proxy statement and on its form of proxy for an annual meeting of stockholders. For avoidance of doubt, the provisions of this Section 12 shall not apply to a special meeting of stockholders, and the corporation shall not be required to include a director nominee of a stockholder or any other person in the corporation’s proxy statement or form of proxy for any special meeting of stockholders.

ARTICLE II

BOARD OF DIRECTORS NUMBERS;

METHOD OF ELECTION;

TERMS OF OFFICE AND QUALIFICATION

Section 1. The business and affairs of the corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the entire Board shall not be less than eight nor more than sixteen and shall be determined from time to time by resolution adopted by a majority of the entire Board.

Except as may otherwise be determined in the good faith judgment of the Board with respect to any particular person, after due consideration of all relevant factors (including, but not limited to, the particular individual at issue and the background and experience of the individual), no person who shall have attained the age of 75 shall be eligible for election or reelection, as the case may be, as a director of the corporation.

In order for any director to become a nominee of the Board, such person shall submit an irrevocable resignation contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event a director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Compensation/Nominating/Governance Committee of the Board or such other committee designated by the Board pursuant to Article III of these Bylaws shall make a recommendation to the Board as to whether to accept or reject the resignation of such director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision may each consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to this Article II, Section 1, or if a nominee for director is not elected and the nominee is not an incumbent director, then, subject to the other provisions of this Article II, Section 1, the Board may fill the resulting vacancy or may decrease the size of the Board pursuant to these Bylaws. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect at the time specified therein (and if no time be specified, at the time of its receipt by the Board) and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Except as otherwise provided by law or the Restated Certificate of Incorporation, any vacancy occurring in the Board, for whatever reason, may be filled by a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the expiration of the term of the director whom he or she has replaced.

CHAIRMAN OF THE BOARD

Section 2. The Board may annually elect one of its members to be Chairman and, subject to the requirements of this Section 2, may fill any vacancy in the position of Chairman at such time and in such manner as the Board may determine. The Chairman of the Board appointed pursuant to this Article II shall not be an officer of, or employed in an executive or other capacity by, the corporation. The Chairman of the Board appointed pursuant to this Article II shall preside at meetings of the Board.

The responsibilities of the Chairman appointed pursuant to this Article II, if any, shall include: (a) organizing and presiding over executive sessions of the Board; (b) acting as a communication channel between the Board and the Chief Executive Officer (or, in the absence of the Chief Executive Officer, the executive officer or officers authorized to act in such capacity); (c) in collaboration with the Chief Executive Officer, setting the Board’s agenda; (d) serving as a point of contact for stockholders of the corporation who wish to communicate with the independent directors of the corporation; (e) initiating and overseeing the Board’s annual self-assessment; and (f) such other responsibilities as may be assigned to the Chairman from time to time by the Board.

MEETINGS

Section 3. The Board may hold its meetings in such place or places, if any, within or without the State of Delaware as the Board by resolution from time to time may determine.

The Board may in its discretion provide for regular or stated meetings of the Board. Notice of regular or stated meetings need not be given. Special meetings of the Board shall be held whenever called by direction of the Chairman, the Chief Executive Officer, the President or a majority of the directors.

Notice of any special meeting shall be given by the Secretary to each director either by mail or by facsimile, telephone or other electronic communication or transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least three days before such meeting. If by facsimile, telephone, or other electronic communication or transmission, such notice shall be transmitted at least twenty-four hours before such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Except as otherwise provided by applicable law, at any meeting at which every director shall be present, even though without notice, any business may be transacted. No notice of any adjourned meeting need be given.

The Board shall meet immediately after election, following the Annual Meeting of Stockholders, for the purpose of organizing, for the election of corporate officers as hereinafter specified, and for the transaction of any other business which may come before it. No notice of such meeting shall be necessary.

QUORUM

Section 4. Except as otherwise expressly required by these By-Laws or by applicable law or the Restated Certificate of Incorporation, a majority of the directors then in office (but not less than one-third of the total number of directors constituting the entire Board) shall be present at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of the directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or for an act to be the act of the Board. In the absence of a quorum, a majority of the directors present may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given.

COMPENSATION OF BOARD OF DIRECTORS

Section 5. Each director (other than a director who is a salaried officer of the corporation or of any subsidiary of the corporation), in consideration of his serving as such, shall be entitled to receive from the corporation such amount per annum and such fees for attendance at meetings of the Board or of any committee of the Board (a “Committee”), or both, as the Board shall from time to time determine. The Board may likewise provide that the corporation shall reimburse each director or member of a Committee for any expenses incurred by him on account of his attendance at any such meeting. Nothing contained in this Section shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

ARTICLE III

COMMITTEES OF THE BOARD

COMMITTEES

Section 1. The Board shall elect from the directors an Audit Committee and any other Committee which the Board may by resolution prescribe. Any such other Committee shall be comprised of such persons and shall possess such authority as shall be set forth in such resolution.

PROCEDURE

Section 2. (1) Each Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Unless otherwise stated in these By-Laws, a majority of a Committee shall constitute a quorum.

(2) In the absence or disqualification of a member of any Committee, the members of such Committee present at any meeting, and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

REPORTS TO THE BOARD

Section 3. All completed actions by the Audit Committee shall be reported to the Board at the next succeeding Board meeting.

AUDIT COMMITTEE

Section 4. The Board shall elect from among its members an Audit Committee consisting of at least three members. The Board shall appoint a chairman of said Committee who shall be one of its members. The Audit Committee shall have such authority and duties as the Board by resolution shall prescribe. In no event shall a director who is also an officer or employee of the corporation or any of its subsidiary companies serve as a member of such Committee. The Chief Executive Officer shall have the right to attend (but not vote at) each meeting of such Committee.

ARTICLE IV

OFFICERS

GENERAL PROVISIONS

Section 1. The corporate officers of the corporation shall consist of a Chief Executive Officer, a Secretary and a Treasurer and such other officers as the Board may from time to time designate, including but not limited to the following: a Chairman who shall be chosen from the Board (unless appointed pursuant to Article II above); one or more Vice Chairmen who shall be chosen from the Board; a President; one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents; a General Counsel; and one or more Assistant Secretaries, one or more Assistant Treasurers, and/or a Controller. Insofar as permitted by applicable law, the same person may hold two or more offices. All officers chosen by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV and direction of the Board.

The Chief Executive Officer, the Secretary, the Treasurer and any other officers of the corporation shall be elected by the Board. Each such officer shall hold office until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

Any officer may be removed, with or without cause, at any time by the Board or by such other officer delegated the authority to remove such officer by a resolution duly adopted by the affirmative vote of a majority of the whole Board of Directors, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation.

A vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided in these By-Laws for election or appointment to such office.

POWERS AND DUTIES OF THE CHIEF EXECUTIVE OFFICER

Section 2. The Chief Executive Officer shall have general charge and management of the affairs, property and business of the corporation, subject to direction of the Board and the provisions of these By-Laws. The Chief Executive Officer or in his absence such other individual as the Board may select, shall preside at all meetings of the stockholders.

The Chief Executive Officer shall perform all duties assigned to him in these By-Laws and such other duties as may from time to time be assigned to him by the Board.

POWERS AND DUTIES OF OTHER OFFICERS

Section 3. The Chairman appointed pursuant to this Article IV, if any, shall perform such duties as may from time to time be assigned to him by the Board. He shall also preside at meetings of the Board and in his absence the Board shall appoint one of their number to preside.

Section 4. Each Vice Chairman, if any, shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 5. The President, if any, shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 6. Each Executive Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 7. Each Senior Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 8. Each Vice President and Assistant Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer or any Senior Vice President.

Section 9. The General Counsel shall have general supervision and control of all of the corporation’s legal business. He shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 10. The Secretary or an Assistant Secretary shall record the proceedings of all meetings of the Board and the stockholders, in books kept for that purpose. The Secretary shall be the custodian of the corporate seal, and he or an Assistant Secretary shall affix the same to and countersign papers requiring such acts; and he and the Assistant Secretaries shall perform such other duties as may be required by the Board or the Chief Executive Officer.

Section 11. The Treasurer and Assistant Treasurers shall have care and custody of all funds of the corporation and disburse and administer the same under the direction of the Board or the Chief Executive Officer and shall perform such other duties as the Board or the Chief Executive Officer shall assign to them.

Section 12. The Controller shall maintain adequate records of all assets, liabilities and transactions of the corporation and see that audits thereof are currently and regularly made, and he shall perform such other duties as may be required by the Board or the Chief Executive Officer.

SALARIES AND APPOINTMENTS

Section 13. The salaries of corporate officers shall be fixed by the Board, except that the fixing of salaries below certain levels, determinable from time to time by the Board, may in the discretion of the Board be delegated to the Chief Executive Officer.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND ADVANCEMENT OF EXPENSES

Section 14. (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification under this Section 14 (following the final disposition of such action, suit or proceeding) or if a claim for any advancement of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust enterprise or nonprofit enterprise.

(6) Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE V

CAPITAL STOCK

CERTIFICATES OF STOCK

Section 1. Form. The shares of the corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Certificates of stock in the corporation, if any, shall be signed by or in the name of the corporation by the Chairman, Vice Chairman, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

TRANSFER OF SHARES

Section 2. Transfers of shares, where shares of stock are represented by certificates, shall be made only upon the books of the corporation by the holder, in person, or by power of attorney duly executed and filed with the Secretary of the corporation, and on the surrender of the certificate or certificates of such shares, properly assigned, and where shares of stock are uncertificated, such shares may be transferred in accordance with applicable law. The corporation may, if and whenever the Board shall so determine, maintain one or more offices or agencies, each in charge of an agent designated by the Board, where the shares of the capital stock of the corporation shall be transferred and/or registered. Subject to applicable law, the Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the corporation.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 3. The corporation may issue a new certificate or uncertificated shares of capital stock of the corporation in place of any certificate theretofore issued by the corporation, alleged to have been lost, stolen or destroyed, and the corporation may, but shall not be obligated to, require the owner of the alleged lost, stolen or destroyed certificate, or his legal representatives, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares, as the officers of the corporation may, in their discretion, require.

FIXING OF RECORD DATE

Section 4. A. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

B. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VI

CONSENTS TO CORPORATE ACTION

RECORD DATE

Section 1. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Section. Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall by written notice addressed to the Secretary and delivered to the corporation, request that a record date be fixed for such purpose. The Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution is adopted. If the Board fails within 10 days after the corporation receives such notice to fix a record date for such purpose, the record date shall be the date after the expiration of such ten day time period on or by which the first written consent is or shall have been delivered to the corporation in the manner described in Section 2 below unless prior action by the Board is required under the General Corporation Law of Delaware, in which event the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

PROCEDURES

Section 2. Every written consent purporting to take or authorizing the taking of corporate action and/or related revocations (each such written consent and related revocation is referred to in this Article VI as a “Consent”) shall bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by this Section 2, Consents signed by a sufficient number of stockholders to take such action are delivered to the corporation.

Consents shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

In the event of the delivery to the corporation of a Consent, the Secretary of the corporation shall provide for the safe-keeping of such Consent and shall promptly conduct such ministerial review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the removal or replacement of one or more members of the Board, the Secretary of the corporation shall promptly designate one or more persons, who shall not be members of the Board, to serve as Inspectors with respect to such Consent and such Inspectors shall discharge the functions of the Secretary of the corporation under this Section 2. If after such investigation the Secretary or the Inspectors (as the case may be) shall determine that the Consent is valid and that the action therein specified has been validly authorized, that fact shall forthwith be certified on the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action. In conducting the investigation required by this Section 2, the Secretary or the Inspectors (as the case may be) may, at the expense of the corporation, retain special legal counsel and any other necessary or appropriate professional advisors, and such other personnel as they may deem necessary or appropriate to assist them, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

ARTICLE VII

MISCELLANEOUS

DIVIDENDS AND RESERVES

Section 1. Dividends upon the capital stock of the corporation may be declared as permitted by law by the Board at any regular or special meeting. Before payment of any dividend or making any distribution of profits, there may be set aside out of the surplus or net profits of the corporation such sum or sums as the Board, from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for such other purposes as the Board shall think conducive to the interests of the corporation, and any reserve so established may be abolished and restored to the surplus account by like action of the Board.

SEAL

Section 2. The seal of the corporation shall bear the corporate name of the corporation, the year of its incorporation and the words “Corporate Seal, Delaware”.

WAIVER

Section 3. Whenever any notice is required to be given by applicable law or under the provisions of the Restated Certificate of Incorporation or these By-Laws, a waiver thereof in writing signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders, the Board or any Committee of the Board, as the case may be, need be specified in any waiver of notice of such meeting.

FISCAL YEAR

Section 4. The fiscal year of the corporation shall begin with January first and end with December thirty-first.

CONTRACTS

Section 5. Except as otherwise required by law, the Restated Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the corporation by such officer or officers of the corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer or any of the Chairman or the President and any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer or any of the Chairman or the President or any Vice President of the corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

PROXIES

Section 6. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer or any of the Chairman or the President and any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Any of the rights set forth in this Section 6 which may be delegated to an attorney or agent may also be exercised directly by the Chief Executive Officer, the Chairman, the President or any Vice President.

AMENDMENTS

Section 7. The Board from time to time shall have the power to make, alter, amend or repeal any and all of these By-Laws, but any By-Laws so made, altered or repealed by the Board may be amended, altered or repealed by the stockholders.

27